Filed pursuant to Rule 424(b)(7)
Registration No. 333-149487

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee(2)
Common Stock, $0.01 par value per share	1,078,074	$38.35	$41,344,138	$2,947.84

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the shares as reported on the NASDAQ Global Select Market on April 21, 2010.
(2)	The registration fee has been transmitted to the SEC in connection with the offering of common stock pursuant to registration statement No. 333-149487 by means of this prospectus supplement in accordance with Rule 457(r).

Prospectus Supplement

(To prospectus dated March 3, 2008)

Central European Distribution Corporation

1,078,074 Shares of Common Stock

This prospectus supplement relates to the public offering, from time to time, of up to an aggregate of 1,078,074 shares of common stock, par value $0.01 per share, of Central European Distribution Corporation (the “Company”), by the selling stockholders. We are not selling any securities under this prospectus supplement and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The prices at which the selling stockholders may sell the shares may be determined by the market or negotiated transactions. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution” beginning on page PS-13 of this prospectus supplement. We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus supplement. We will not be paying any underwriting discounts or commissions in connection with this offering.

Our common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “CEDC” and on the Warsaw Stock Exchange, or WSE, under the symbol “CDC.” On April 20, 2010, the last reported sales price of our common stock on the NASDAQ was $38.44 per share, and on the WSE was 108.40 Polish zloty per share.

Investing in our common stock involves risks. Before investing in our common stock, you should read and carefully consider the risks described in the section titled “Risk factors” beginning on page PS-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 22, 2010

Prospectus supplement

Prospectus

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration statement from time to time we may offer additional securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the prospectus include, or incorporate by reference, important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. If any specific statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the prospectus, as well as the additional information described under “Where you can find more information” in this prospectus supplement and in the accompanying prospectus before investing in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the stock offered hereby in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Forward-looking statements

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference into them, contain forward-looking statements, including statements we make about market consolidation forecasts, our expected acquisitions and investments and target levels of leverage and indebtedness. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “seek” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the factors described in the section entitled “Risk factors” in this prospectus supplement and in our filings with the SEC that are incorporated by reference into this prospectus supplement. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement.

Prospectus supplement summary

This summary highlights only selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in our stock. You should read carefully this entire prospectus supplement, the accompanying prospectus, the financial statements and the notes to those statements and the other documents incorporated by reference and the other documents to which we refer. Please read “Risk factors,” beginning on page PS-3 of this prospectus supplement, and the incorporated documents referred to therein, for more information about important risks that you should consider before buying our stock. In this prospectus supplement and the accompanying prospectus, unless the context requires otherwise, references to the “Company,” “CEDC”, “we,” “our” and “us” refer to Central European Distribution Corporation in each case with our consolidated subsidiaries.

Business

We are the largest producer of vodka in the world and are Central and Eastern Europe’s largest integrated spirit beverages business, measured by total volume, with approximately 30.5 million nine-liter cases produced and sold in 2009. Our business primarily involves the production and sale of our own spirit brands (principally vodka), the importation on an exclusive basis of a wide variety of spirits, wines and beers and the distribution of alcoholic beverages. Our primary operations are located in Poland, Russia and Hungary. We have eight manufacturing facilities located in Poland and Russia, and a total work force of more than 7,550 employees.

In Poland, we are the largest vodka producer with a brand portfolio that includes Absolwent, Zubrówka, Bols, Palace and Soplica brands, each of which we produce at our Polish distilleries. Absolwent and Bols are the top-selling vodkas in the mainstream and premium segments, respectively, in Poland.

We are also the largest vodka producer in Russia, the world’s largest vodka market. Our Green Mark brand is the top-selling mainstream vodka in Russia and the second-largest vodka brand by volume in the world and our Parliament and Zhuravli brands are the two top-selling sub-premium vodkas in Russia. We also produce and distribute Royal, the top-selling vodka in Hungary.

We are a leading importer of spirits, wines and beers in Poland, Russia and Hungary, and we generally seek to develop a complete portfolio of premium imported wines and spirits in each of the markets we serve. We maintain exclusive import contracts for a number of internationally recognized brands including Jim Beam Bourbon, Campari, Jagermeister, Remy Martin Cognac, Guinness, Corona, Budvar, E&J Gallo wines, Carlo Rossi wines, Sutter Home wines, Metaxa Brandy, Sierra Tequila, Teacher’s Whisky, Cinzano, Old Smuggler, Grant’s Whiskey, and Concha y Toro wines. We are also the largest distributor of alcoholic beverages in Poland, with a broad nationwide distribution network and extensive brand portfolio.

In addition to our operations in Poland, Russia and Hungary, our three primary markets, we have distribution agreements for our vodka brands in a number of key export markets including the United States, Japan, the United Kingdom, France and many other Western European countries.

Our Selling Stockholders

The selling stockholders are Lion/Rally Cayman 4 and Lion/Rally Cayman 5, each an affiliate of Lion Capital LLP (which we refer to as Lion Capital). The shares of common stock being registered by the selling stockholders in this prospectus supplement were issued to Lion/Rally Cayman 4 and Lion/Rally Cayman 5 as part of the consideration for our acquisition from Lion/Rally Cayman 4 and Lion/Rally Cayman 5 of the Russian Alcohol Group (which we refer to as Russian Alcohol). For more information regarding our agreements relating to the Russian Alcohol transaction, see our Current Report on Form 8-K filed with the SEC on November 20, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 1, 2010.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o at Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, USA, and our telephone number is +1 (610) 660-7817.

Risk factors

In evaluating an investment in our shares, you should carefully consider, along with the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth below for risks involved with our business and an investment in the shares.

Risks Related to Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverages production and distribution industries in our region are intensely competitive. The principal competitive factors in these industries include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

In Poland, we face significant competition from various regional distributors and wholesalers, who compete principally on price. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets. Other sales are made in hypermarkets and large discount stores.

In Russia, hypermarket and large retail chains continue to grow their share of the trade. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and large retail chains. There is a risk that the expansion of hypermarkets and large retail chains will continue to occur in the future, thus reducing the margins that we may derive from sales to wholesalers that primarily serve the traditional trade. This potential margin reduction, however, will be partially offset by lower distribution costs due to direct, bulk deliveries associated with sales to the modern trade.

As a manufacturer of vodka in Poland and Russia, we face competition from other local producers. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In addition, we compete for customers on the basis of the brand strength of our products relative to our competitors’ products. Our success depends on maintaining the strength of our consumer brands by continuously improving our offerings and appealing to the changing needs and preferences of our customers and consumers. While we devote significant resources to the continuous improvement of our products and marketing strategies, it is possible that competitors may make similar improvements more rapidly or effectively, thereby adversely affecting our sales, margins and profitability.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland, Russia and Hungary, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. The current negative economic conditions and outlook, including volatility in energy costs, severely diminished liquidity and credit availability, falling equity market values, weakened consumer confidence, falling consumer demand, declining real wages and increased unemployment rates, have contributed to a global recession. The effects of the global recession in many countries, including Poland and Russia, have been quite severe and it is possible that an economic recovery in those countries will take longer to develop.

During the current period of economic slowdown, reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A continued recessionary environment would likely make it more difficult to forecast operating results and to make decisions about future investments, and a major shift in consumer preferences or a large reduction in sales of alcoholic beverages could have a material adverse effect on our business, financial condition and results of operations.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President, as well as certain other key members of management. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Prices for raw materials used for vodka production may take place in the future, and our inability to pass on these increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We recently constructed storage tanks in Poland that will store up to six months’ use of raw spirit, which allows us to purchase raw spirit throughout the year at times when there are dips in raw spirit pricing. However, we cannot assure you that the price of raw spirits will not continue to increase or that we will not lose the ability to maintain our inventory of raw spirits, either of which would have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

Our functional currencies are the Polish zloty, Russian ruble and Hungarian forint. Our reporting currency, however, is the U.S. dollar, and the translation effects of fluctuations in exchange rates of our functional currencies into U.S. dollars may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes and our convertible senior notes are denominated in euros and U.S. dollars and the proceeds of the note issuances have been on-lent to certain of our operating subsidiaries that have the Polish zloty and Russian ruble as their functional currency. Movements in the exchange rate of the euro and U.S. dollar to Polish zloty and Russian ruble could therefore increase the amount of cash, in Polish zloty, that must be generated in order to pay principal and interest on our notes.

The impact of translation of our notes could have a material adverse effect on our reported earnings. The table below summarizes the pre-tax impact of a one percent movement in each of the exchange rate which could result in a significant impact in the results of our operations.

Exchange Rate	Value of notional amount	Pre-tax impact of a 1% movement in exchange rate
USD-Polish zloty	$426 million	$4.3 million gain/loss
USD-Russian ruble	$264 million	$2.6 million gain/loss
EUR-Polish zloty	€625 million or approximately $901 million	$9 million gain/loss

The table above includes €245 million for the Senior Secured Notes that were redeemed on January 4, 2010, thus there will not be any foreign exchange impact from them after this date.

Foreign exchange rates may be influenced by various factors, including changing supply and demand for a particular currency; government monetary policies (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in trade balances; trade restrictions; and currency devaluations and revaluations. Additionally, governments from time to time intervene in currency markets, directly or by regulation, in order to influence prices. These events and actions are unpredictable and could materially and adversely impact our results of operations and financial condition.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and impact demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages in Poland and Hungary is subject to regulation by national and local governmental agencies and European Union authorities. In addition, our business in Russia is subject to extensive regulation by Russian authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. Additionally, new or revised regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in the countries in which we operate. We may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability. Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce and import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Our permits could also be revoked prior to their expiration date due to nonpayment of taxes or violation of health requirements. Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Such conduct can be more prevalent in jurisdictions with less developed or evolving regulatory systems like Russia. Our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or services.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. Moreover, Russia generally offers less intellectual property protection than in Western Europe or North America. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers in those countries for many years and either have verbal understandings or written distribution agreements with them. In addition, we have recently acquired distribution contracts in Russia through our significant economic interest in Whitehall. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers. Moreover, our ability to continue to distribute imported products on an exclusive basis depends on some factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, or producers’ decisions from time to time to change their distribution channels, including in the markets in which we operate.

Our results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the financial results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the challenges of preparing and consolidating financial statements of acquired companies in a timely manner; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions. In addition, we may acquire a significant, but non-controlling, stake in a business, which could expose us to the risk of decisions taken by the acquired business’ controlling shareholder. For example, we do not currently have a majority of the voting power in Whitehall and although we have negotiated contractual rights to board representation and other matters of corporate governance, we are subject to decisions of the controlling shareholder in a way that we are not with our subsidiaries that we wholly-own or control and cannot assure you that our contractual rights will in all instances be sufficient to protect our interests.

Acquisitions in developing economies, such as Russia, involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities or amortization expenses related to intangible assets, any of which could reduce our profitability.

Sustained periods of high inflation in Russia may materially adversely affect our business there.

Russia has experienced periods of high levels of inflation since the early 1990s. Despite the fact that inflation has remained relatively stable in Russia during the past few years, our profit margins from our Russian business could be adversely affected if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate.

We may fail to realize the anticipated benefits of the Russian Alcohol transaction.

The success of the Russian Alcohol transaction will depend on, among other things, our ability to realize anticipated cost savings and our ability to combine our businesses and Russian Alcohol in a manner that does not materially disrupt existing relationships or otherwise result in decreased productivity. If we are unable to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The integration process could result in the loss of key employees, the disruption of our or Russian Alcohol’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the transaction. To realize the benefits of the transaction, we must retain Russian Alcohol’s key employees. Among other things, in order to realize the anticipated benefits of the merger we must identify and eliminate redundant operations and assets across a geographically dispersed organization.

Integration efforts between the two companies could also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could have an adverse effect on us.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than we anticipate. If we are not able to adequately address these challenges, we may be unable to successfully integrate the operations of Russian Alcohol, or to realize the anticipated benefits of the integration of the two companies.

The developing legal system in Russia creates a number of uncertainties that could adversely affect our Russian business.

Russia is still developing the legal framework required to support a market economy, which creates uncertainty relating to our Russian business. We have limited experience operating in Russia, which could increase our vulnerability to the risks relating to these uncertainties. Risks related to the developing legal system in Russia include:

•	inconsistencies between and among the Constitution, federal and regional laws, presidential decrees and governmental, ministerial and local orders, decisions, resolutions and other acts;

•	conflicting local, regional and federal rules and regulations;

•	the lack of judicial and administrative guidance on interpreting legislation;

•	the relative inexperience of judges and courts in interpreting legislation;

•	the lack of an independent judiciary;

•

a high degree of discretion on the part of governmental authorities, which could result in arbitrary or selective actions against us, including suspension or termination of licenses we need to operate in Russia;

•	poorly developed bankruptcy procedures that are subject to abuse; and

•	incidents or periods of high crime or corruption that could disrupt our ability to conduct our business effectively.

The recent nature of much of Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of this legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could adversely affect our Russian business.

An unpredictable tax system in Russia gives rise to significant uncertainties and risks that complicate our tax planning and decisions relating to our Russian business.

The tax system in Russia is unpredictable and gives rise to significant uncertainties, which complicate our tax planning and decisions relating to our Russian business. Tax laws in Russia have been in force for a relatively short period of time as compared to tax laws in more developed market economies and we have less experience operating under Russian tax regulations than those of other countries.

Russian companies are subject to a broad range of taxes imposed at the federal, regional and local levels, including but not limited to value added tax, excise duties, profit tax, payroll-related taxes, property taxes, taxes or other liabilities related to transfer pricing and other taxes. Russia’s federal and local tax laws and regulations are subject to frequent change, varying interpretations and inconsistent or unclear enforcement. It is not uncommon for differing opinions regarding legal interpretation to exist both between companies subject to such taxes and the ministries and organizations of the Russian government and between different branches of the Russian government such as the Federal Tax Service and its various local tax inspectorates, resulting in uncertainties and areas of conflict. Tax declarations are subject to review and investigation by a number of tax authorities, which are enabled by law to impose penalties and interest charges. The fact that a tax declaration has been audited by tax authorities does not bar that declaration, or any other tax declaration applicable to that year, from a further tax review by a superior tax authority during a three-year period. As previous audits do not exclude subsequent claims relating to the audited period, the statute of limitations is not entirely effective. In some instances, even though it may potentially be considered unconstitutional, Russian tax authorities have applied certain taxes retroactively. Within the past few years the Russian tax authorities appear to be taking a more aggressive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. In addition, our Russian business is and will be subject to periodic tax inspections that may result in tax assessments and additional amounts owed by us for prior tax periods. Uncertainty relating to Russian transfer pricing rules could lead tax authorities to impose significant additional tax liabilities as a result of transfer pricing adjustments or other similar claims, and could have a material adverse effect on our Russian businesses and our company as a whole.

Russian Alcohol was not required to comply with the provisions of Sarbanes-Oxley and, therefore, we cannot assure you that the financial results of Russian Alcohol do not contain deficiencies in their control over financial reporting that could lead to a material weakness.

In the second quarter of 2009 we began reporting Russian Alcohol’s financial results on a consolidated basis with ours. As a private company, Russian Alcohol has not historically complied with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

While we have evaluated the financial results of Russian Alcohol, we have not integrated Russian Alcohol’s internal controls with our Sarbanes-Oxley compliant internal controls and cannot ensure that Russian Alcohol’s controls will comply with the rules applicable to U.S. public companies. Therefore, we cannot assure you that the financial results of Russian Alcohol do not contain deficiencies in their control over financial reporting that could lead to a material weakness.

Risks Relating to Our Indebtedness

Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under our notes.

We are highly leveraged and have significant debt service obligations. As of December 31, 2009 our indebtedness under our notes, other credit facilities and capital leases amounted to approximately $1,798 million.

Our substantial debt could have important consequences. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to our notes and for the guarantors of our notes to satisfy their obligations with respect to the guarantees;

•

require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, which will reduce our cashflow available to fund capital expenditures, working capital and other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt than we do;

•	limit our flexibility in planning for, or reacting to, changes to our industry;

•	increase our vulnerability, and reduce our flexibility to respond, to general and industry specific adverse economic conditions; and

•	limit our ability to borrow additional funds, increase the cost of any such borrowing and/or limit our ability to raise equity funding.

We may incur substantial additional debt in the future. The terms of the indentures governing our notes restrict our ability to incur, but will not prohibit us from incurring, additional debt. If we were to incur additional debt, the related risks we now face could become greater.

We require a significant amount of cash to service our indebtedness. Our ability to generate sufficient cash depends on a number of factors, many of which are beyond our control.

Our ability to make payments on or repay our indebtedness will depend on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors discussed in these “Risk factors,” many of which are beyond our control.

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due or to fund our other financing needs.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including our notes, on or before maturity.

In addition, the terms of the indentures governing our notes limit our ability to pursue any of these alternatives. If we obtain additional debt financing, the related risks we now face would intensify.

Furthermore, significant changes in market liquidity conditions resulting in a tightening in the credit markets and a reduction in the availability of debt and equity capital could impact our access to funding and our related funding costs, which could materially and adversely affect our ability to obtain and manage liquidity, to obtain additional capital and to restructure or refinance any of our existing debt.

We must rely on payments from our subsidiaries to make cash payments on our notes, and our subsidiaries are subject to various restrictions on making such payments.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. In order to make payments on our notes or to meet our other obligations, we depend upon receiving payments from our subsidiaries. In particular, we may be dependant on dividends and other payments by our direct and indirect subsidiaries to service our obligations. Investors in our notes will not have any direct claim on the cash flow or assets of our non-guarantor operating subsidiaries and our non-guarantor operating subsidiaries have no obligation, contingent or otherwise, to pay amounts due under our notes or the subsidiary guarantees, or to make funds available to us for those payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to various restrictions. Existing and future debt of certain of these subsidiaries may prohibit the payment of dividends or the making of loans or advances to us. In addition, the ability of our subsidiaries to make payments, loans or advances to us may be limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. Any of the situations described above could make it more difficult for a subsidiary guarantor to service its obligations and therefore adversely affect our ability to service our obligations in respect of our notes. If payments are not made to us by our subsidiaries, we may not have any other sources of funds available that would permit us to make payments on our notes.

Covenant restrictions under the indentures governing our notes impose significant operating and financial restrictions on us and may limit our ability to operate our business and consequently to make payments on our notes.

The indentures governing our notes will contain, and other financing arrangements that we may enter into in the future may contain, covenants that restrict our ability to finance future operations or capital needs or to take advantage of other business opportunities that may be in our interest. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain restricted payments;

•	transfer or sell assets;

•	enter into transactions with affiliates;

•	create certain liens;

•	create restrictions on the ability of restricted subsidiaries to pay dividends or other payments;

•	issue guarantees of indebtedness by restricted subsidiaries;

•	enter into sale and leaseback transactions;

•	merge, consolidate, amalgamate or combine with other entities;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	engage in any business other than a permitted business.

Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet these requirements. A breach of any of these covenants could result in a default under the indentures governing our notes.

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The sale price for our common stock has varied between a high of $36.41 and a low of $5.97 in the twelve month period ended December 31, 2009. This volatility may affect the price at which you could sell the common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” and in the documents we have incorporated by reference into this prospectus supplement; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

Delaware law and provisions in our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock. See “Description of capital stock.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in Poland, Russia and Hungary. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States, and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland or Russia.

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus supplement, and we will not receive any of such proceeds.

Selling stockholders

The selling stockholders are Lion/Rally Cayman 4 and Lion/Rally Cayman 5, each an affiliate of Lion Capital. The shares of common stock being registered by the selling stockholders in this prospectus supplement were issued to Lion/Rally Cayman 4 and Lion/Rally Cayman 5 as part of the consideration for our acquisition from Lion/Rally Cayman 4 and Lion/Rally Cayman 5 of Russian Alcohol. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares of common stock listed opposite their names below. For more information regarding our agreements relating to the Russian Alcohol transaction, see our Current Report on Form 8-K filed with the SEC on November 20, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2009.

Because the selling stockholders may sell all, some or none of the shares of our common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. The column in the table below showing the number of shares of our common stock owned after the offering assumes that the selling stockholders will sell all of their shares of common stock offered by this prospectus supplement and will not purchase any other shares of common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act of 1934. Unless otherwise noted, the selling stockholders identified in the table below possess sole voting and investment power with respect to shares. In calculating the percentage of our common stock owned by the selling stockholders prior to and after the offering, we have based our calculations on the 69,310,793 shares of common stock outstanding as of April 20, 2010.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of April 20, 2010.

Name of Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered(1)	Shares of Common Stock Owned Upon Completion of the Offering(2)
Lion/Rally Cayman 4	799,330	799,330	0
Lion/Rally Cayman 5	278,745	278,745	0

(1)	Represents the maximum number of shares that may be sold by the selling stockholders pursuant to this prospectus supplement.
(2)	Assumes that the selling stockholders named herein will sell all of the shares of common stock offered pursuant to this prospectus supplement. We cannot assure you that the selling stockholders named herein will sell all or any of their shares of common stock.
(3)	Based upon 69,310,793 shares of common stock outstanding as of April 20, 2010.

Plan of distribution

We are registering the shares of common stock owned by the selling stockholders to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus supplement. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders would be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer would attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	pursuant to Rule 144 under the Securities Act of 1933, as amended;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal in amounts to be negotiated (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short after the effective date of this prospectus supplement and deliver shares of common stock covered by this prospectus supplement to close out such short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus supplement or any amendment to this prospectus supplement under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus supplement. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest would be the selling beneficial owners for purposes of this prospectus supplement.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, would be distributed which would set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders could sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus supplement forms a part.

We have advised the selling stockholders that they may not use shares registered on this registration statements to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If the selling stockholders use this prospectus supplement for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling stockholders and any other person participating in such distribution would be subject to applicable provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus supplement, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus supplement forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Where you can find more information

We file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website on the Internet at www.sec.gov. We also maintain a website at www.cedc.com. We have not incorporated by reference into this prospectus supplement the information in, or that can be accessed through, our or the SEC’s website, and you should not consider it to be a part of this prospectus supplement.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we filed with the SEC prior to the date of this prospectus supplement and which is incorporated by reference into this prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement, except as modified or superseded.

We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 1, 2010 (file no. 000-24341);

•	our current report on Form 8-K, filed with the SEC on January 7, 2010 (file no. 000-24341);

•	our current report on Form 8-K, filed with the SEC on January 21, 2010 (file no. 000-24341);

•	our current report on Form 8-K, filed with the SEC on March 18, 2010 (file no. 000-24341);

•	our current report on Form 8-K, filed with the SEC on April 14, 2010 (file no. 000-24341);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 21, 1998, including any amendments or reports filed for the purpose of updating such description (file no. 000-24341);

•

the information in our proxy statement on Schedule 14A, filed with the SEC on April 1, 2010 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010 (file no. 000-24341); and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a copy of these filings, at no cost, by writing us at Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, Attention: Investor Relations, or telephoning us at (610) 660-7817.

Legal matters

Legal matters with respect to the validity of the securities being offered hereby have been passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement by reference to CEDC’s Annual Report on Form 10-K for the year ended December 31, 2009 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 10-K of CEDC for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Central European Distribution Corporation

Common Stock

Debt Securities

We may offer from time to time debt securities and common stock. The debt securities will be senior debt securities consisting of notes or other unsecured evidences of indebtedness. The debt securities may be convertible into our common stock or other securities.

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus or prospectus supplement, carefully before you invest.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CEDC.”

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods or otherwise. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

Investing in our securities involves risks. Before investing, see “Item 1A. Risks Relating To Our Business,” beginning on page 17 of our annual report on Form 10-K for the year ended December  31, 2007, and any subsequent quarterly reports on Form 10-Q, each of which is incorporated by reference into this prospectus. See “Where you can find more information” and “Incorporation of certain documents by reference” in the prospectus for a description of how you may obtain copies of these documents.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 3, 2008

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell securities in one or more offerings. Pursuant to the rules of the SEC, we have omitted from this prospectus the specific terms of the securities that we may sell and the plan of distribution. However, each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including a description of the securities being offered and the plan of distribution. The prospectus supplement may also add, update or change information included or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Incorporation of certain documents by reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement and the information contained in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering. We have not authorized anyone to provide you with different or additional information. You should not assume that the information contained in this prospectus, any prospectus supplement, any related permitted free writing prospectus we have authorized or any document incorporated by reference into these documents is accurate as of any date other than its date, regardless of when you receive those documents or when any particular sale of securities occurs.

Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$,” “dollars,” “U.S. dollars” or “U.S.$”).

In this prospectus, the words “CEDC,” “we,” “our,” “ours” and “us” refer to Central European Distribution Corporation, a Delaware corporation, and its subsidiaries taken as a whole, unless otherwise stated or the context otherwise requires. The mailing address and telephone number of our principal executive offices are Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 and (610) 660-7817.

Risk Factors

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. These risks will be set forth in the prospectus supplement relating to applicable offering of securities. You should carefully consider the important risk factors and other information included or incorporated by reference in the applicable prospectus supplement before investing in any securities that may be offered.

Forward-Looking Information

This prospectus and the accompanying prospectus supplement, including the information incorporated by reference into them, contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the risk factors described in any accompanying prospectus supplement and in our filings with the SEC (including those described in Item 1A. Risks Related to Our Business, of our annual report on Form 10-K for the year ended December 31, 2007, and any subsequent quarterly reports on Form 10-Q) that are incorporated by reference into this prospectus and any accompanying prospectus supplement. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Our Company

We are the largest vodka producer by value and volume in Poland, and one of the largest producers of vodka in the world. We produce and sell approximately 9.3 million nine-liter cases of vodka per year in the four main vodka segments in Poland: top premium, premium, mainstream and economy. Our mainstream Absolwent brand has been the number one selling vodka for the last seven years based on volume and sales. Bols vodka is the number one selling premium vodka in Poland and Hungary by value. Soplica, a mainstream brand, has consistently been one of the top ten selling vodkas sold in Poland. In addition to being sold in Poland, our Zubrówka brand is exported out of Poland, mainly to Europe. In addition, we produce the top selling vodka in Hungary, Royal Vodka, which we distribute through our Hungary subsidiary Bols Hungary.

We are the leading distributor by value of alcoholic beverages in Poland. Our business involves the distribution of products that we import on an exclusive basis and products we produce from our two distilleries (Bols and Polmos Bialystok). In addition, we handle the distribution of a range of products from the local and international drinks companies operating in Poland. We are the largest distributor in Poland for many of these suppliers. We distribute over 700 brands of alcoholic beverages consisting of a wide range of alcoholic products, including spirits, wine and beer, as well as non-alcoholic beverages.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. In July 2007, we acquired 100% of the outstanding shares of PHS Sp. z o.o., a leading distributor of alcoholic beverages in western Poland. PHS has over 15 years experience in the market.

In July 2006, we acquired 100% of the share capital of Bols Hungary and the “Royal Vodka” trademark. Bols Hungary distributes Royal Vodka, which is the number one selling vodka in Hungary with a market share of approximately 25.7% based on value, and which is produced by us in Poland at our Bols production facility. On September 26, 2006, we acquired, from Lucas Bols B.V., a perpetual, exclusive, royalty-free and sublicensable license to use the Bols Vodka trademark in the marketing and sale of our products in Hungary. Bols Vodka is the number one premium vodka in Hungary. In addition to Royal Vodka, and Bols Vodka, Bols Hungary has an extensive import portfolio which includes the Rémy Cointreau Group’s portfolio, the Grant’s portfolio, the C&C portfolio and Jagermeister. Hungary is one of the leading markets in the world for Jagermeister.

We have exclusive rights to import and distribute approximately 40 leading brands of spirits, wine and beer into Poland and distribute these products throughout Poland. We also provide marketing support to the suppliers who have entrusted us with their brands.

Our exclusive import brands, include the following: Concha y Toro wines, Metaxa Brandy, Rémy Martin Cognac, Guinness, Sutter Home wines, Grants Wiskey, Jagermeister, E&J Gallo wines, Jim Beam Bourbon, Sierra Tequila and Teachers Whisky. In January 2007, we signed an agreement with Gruppo Campari in Poland, to be the exclusive importer, marketer and distributor of the Campari portfolio. The Campari portfolio includes well-known brands such as Campari, Cinzano, Skyy Vodka, Old Smuggler, Gran Cinzano, Cinzano Asti and Glen Grant. We also import our own private label alcohol products such as William’s Whisky, and wine under numerous labels.

We have distribution agreements in place in a number of key markets around the world, including France, the United Kingdom, Denmark, Norway, Sweden, Finland and Japan. In 2007, we entered into a new distribution agreement with Marsalle Company in the United States, where sales of Zubrowka have commenced in major cities, including Chicago and New York.

Corporate Information

Our principal executive office in the United States is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, and our telephone number is (610) 660-7817.

Use of Proceeds

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including, among other things, to reduce indebtedness and to fund investments in, or extensions of credit or contributions to, our subsidiaries.

Proceeds may also be used to fund acquisitions and for other purposes specified in the applicable prospectus supplement. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon, among other things, our funding requirements and the funding requirements of our subsidiaries at the time of issuance and the availability of other funds.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year Ended December 31,
2007	2006	2005	2004	2003
3.13x	2.83x	2.31x	8.08x	8.59x

The ratio of earnings to fixed charges has been computed by dividing total earnings by total fixed charges. Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest, amortized expenses related to indebtedness and one-third of rent expense (which we have estimated for 2003, 2004 and 2005) as representative of the interest portion of rentals.

Description of Debt Securities

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be our unsecured and unsubordinated obligations. We may issue debt securities in one or more series from time to time under an indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete. In connection with an investment in our debt securities, you should review the applicable prospectus supplement and the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. To obtain a copy of the indenture, see “Where you can find more information” in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture, which provisions, including defined terms, are incorporated by reference in this prospectus.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We can issue an unlimited amount of debt securities under the indenture. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities of each series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•

whether the debt securities of the series are to be issuable in registered or bearer form or both and whether the debt securities of the series may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary with respect to such temporary or permanent global debt security and the circumstances under which beneficial owners of interests in any such temporary or permanent global debt security may exchange such interests for debt securities of such series of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance procedures;

•	the price or prices at which the debt securities of the series will be issued;

•

the person to whom any interest will be payable on any registered securities of the series, if other than the person in whose name the registered security is registered at the close of business on the regular record date for the payment of interest;

•

the manner in which, and the person to whom, any interest on any bearer securities of the series will be payable, if other than upon presentation and surrender of the coupons relating to the bearer security, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global security on an interest payment date will be paid;

•	the date or dates on which the principal of and premium, if any, on the debt securities of the series is payable or the method or methods, if any, used to determine those dates;

•	the rate or rates at which the debt securities of the series will bear interest or the method or methods, if any, used to calculate those rate or rates;

•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine those dates;

•

the stated maturities of installments of interest, if any, on which any interest on the debt securities of the series will be payable and the regular record dates for any interest payable on any debt securities of the series which are registered securities;

•

the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on the debt securities of the series will be payable and the place or places where the debt securities of the series may be presented for transfer and, if applicable, conversion or exchange and the place or places where notices and demands in respect of the debt securities of the series may be served on us;

•

our right, if any, to redeem the debt securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series may be redeemed, in whole or in part;

•

our obligation, if any, to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities, the conditions, if any, giving rise to such obligation, and the period or periods within which, the price or prices at which and the terms and conditions upon which, the debt securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such debt securities;

•

the denominations in which any registered securities of the series are to be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities of the series are to be issuable, if other than denominations of $5,000 and $100,000;

•

the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series, if other than U.S. dollars, and, if other than U.S. dollars, whether the debt securities of the series may be satisfied and discharged other than as provided in the indenture;

•

if the amount of payments of principal of, premium, if any, and interest, if any, on the debt securities of the series is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which the debt securities of the series are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•

if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the series to any holder who is a U.S. alien in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances and procedures under which we will make these payments, and whether those additional amounts paid by us will be treated as interest or principal pursuant to the indenture, and whether we will have the option to redeem these debt securities rather than pay these additional amounts;

•

whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•

any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•

whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

•

whether the debt securities of the series, in whole or any specified part, will be defeasible pursuant to the indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•

any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities of the series, whether or not these events of default or covenants are consistent with the events of default or covenants set forth in this prospectus and any change in the rights of the trustee under the indenture or the requisite holders of the debt securities of the series to declare the principal amount of that series due and payable pursuant to the indenture;

•	any special U.S. federal income tax considerations applicable to the debt securities of the series; and

•	any other terms of the debt securities.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Special U.S. federal tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement. In addition, special U.S. federal tax considerations or other restrictions or terms applicable to any debt securities to be issued in bearer form, offered exclusively to non-U.S. holders or denominated in a currency other than U.S. dollars will be set forth in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

In the event of any conflict or discrepancy between the terms of a series of debt securities as described in the related prospectus supplement and the terms as described in this prospectus, the description in the prospectus supplement will apply to the extent of such conflict or discrepancy.

Consequences of Holding Company Status

Our operations are conducted almost entirely through subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “—Global debt securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof, and bearer securities will be issuable in denominations of $5,000 and $100,000.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the indenture, bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of that series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to the date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for the bearer security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities may not be issued in exchange for registered securities, except as set forth in the indenture.

Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will, except as set forth in the indenture, be required to maintain a transfer agent in each place of payment for that series and, if debt securities of a series are issuable as bearer securities, to maintain (in addition to the registrar) a transfer agent in a place of payment for that series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

•	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption, and

•

if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•

exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and of like tenor and principal amount that is simultaneously surrendered for redemption.

Covenants

Unless otherwise indicated in an applicable prospectus supplement, the indenture does not include covenants limiting the amount of indebtedness that may be incurred or otherwise restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “—Mergers and sales of assets.”

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee in certain circumstances. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of the paying agents outside the United States designated by us from time to time, or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, any payment of interest on any bearer securities will be made only against surrender of the coupon relating to the interest installment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities and as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities (subject to any limitations described in any applicable prospectus supplement) which are issuable as bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, subject to the terms of the indenture, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (i) a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described in the indenture, but not otherwise), and (ii) a paying agent in a place of payment located outside the United States where debt securities of that series and any related coupons may be presented and surrendered for payment.

All moneys paid by us to a paying agent for the payment of principal of and premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest shall have become due and payable will, in certain circumstances, be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Mergers and Sales of Assets

The indenture generally provides that we may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things, (i) we are the continuing corporation, or the resulting, surviving or transferee person (if other than us) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person expressly assumes all of our obligations under the applicable debt securities and the indenture, (ii) immediately after giving effect to the transaction, no event which is, or after notice or passage of time or both would be, an event of default (any such event, a “default”) or event of default shall have occurred or be continuing under the indenture and (iii) we deliver to the trustee an officers’ certificate and an opinion of counsel to the effect that the consolidation, merger, conveyance, transfer or lease, as the case may be, complies with the indenture and that all conditions precedent provided in the indenture with respect to the transaction have been satisfied. Upon the assumption of our obligations by a person to whom the properties or assets are conveyed or transferred, we will be discharged from all obligations under the applicable debt securities and the indenture, except in the case of a lease of our properties and assets substantially as an entirety.

Events of Default

The indenture generally provides that if an event of default occurs and is continuing with respect to a series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, that portion of the principal amount of the debt securities as may be specified by the terms thereof) of the debt securities of that series to be immediately due and payable. However, in the event of certain bankruptcy-related events, the debt securities will automatically accelerate, except as otherwise provided in the indenture. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind the declaration.

Under the indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to a series of debt securities:

(a) default in payment of the principal of any debt security of the series;

(b) default in payment of any interest on any debt security of the series when due, continuing for 30 days;

(c) failure by us to comply with our other agreements in the debt securities of the series or the indenture for the benefit of the holders of debt securities of that series upon the receipt by us of notice of the default given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series and our failure to cure the default within 60 days after receipt by us of the notice;

(d) specified events of bankruptcy or insolvency; and

(e) any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

The trustee will give notice to holders of the debt securities of any continuing default known to the trustee within 90 days after the occurrence of the default. However, the trustee may withhold notice of any default, other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series so long as the direction does not conflict with any law or the indenture and subject to other limitations provided for in the indenture. Before proceeding to exercise any right or power under the indenture at the direction of holders, the trustee will be entitled to receive from the holders security or indemnity reasonably satisfactory to it against losses, liabilities or expenses. With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the indenture or the debt securities, unless:

(a) the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(b) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series have made a written request to the trustee to pursue the remedy;

(c) the holder or holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(d) the holders of a majority in aggregate principal amount of the outstanding debt securities of the series have not given the trustee a direction inconsistent with the request within 60 days after receipt of the request; and

(e) the trustee has failed to comply with the request within the 60 day period.

Notwithstanding the foregoing, the right of any holder of any debt security or coupon to receive payment of the principal of, premium, if any, and interest in respect of a debt security or payment of the coupon on the date specified for payment in the debt security or coupon representing the installment of interest (the “stated maturity” or “stated maturities”) or to institute suit for the enforcement of payment may not be impaired or adversely affected without the holder’s consent. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an existing default with respect to that series and its consequences, other than (i) any default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected as described in “—Modification and waiver,” below.

The indenture provides for us to deliver to the trustee within 120 days after the end of each of our fiscal years an officers’ certificate stating whether or not the signers actually know of any default that occurred during the last fiscal year.

Modification and Waiver

The indenture permits us and the trustee to execute a supplemental indenture without the consent of the holders of the debt securities or any related coupons:

•	to evidence the succession of another corporation to us and the assumption by it of our obligations under the indenture and the debt securities;

•	to add to our covenants, agreements and obligations for the benefit of the holders of all the debt securities of any series or to surrender any right or power conferred in the indenture upon us;

•

to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions (including restrictions relating to payment in the United States) on the payment of principal of and premium, if any, or interest, if any, on bearer securities, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of debt securities in uncertificated form;

•	to establish the form or terms of debt securities of any series or coupons as permitted by the indenture;

•

to provide for the acceptance of appointment under the indenture of a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity, defect or inconsistency;

•

to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of debt securities), provided that the addition, change or elimination neither (a) applies to any debt security of any series that was created prior to the execution of the supplemental indenture and is entitled to the benefit of that provision nor (b) modifies the rights of the holder of any such debt security with respect to that provision;

•	to secure the debt securities; or

•	to make any other change that does not adversely affect the rights of any holder of the debt securities in any material respect.

The indenture also permits us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities or any premium payable upon redemption thereof;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon declaration of acceleration of maturity thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	reduce the above stated principal amount of outstanding debt securities of any series necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage in principal amount of outstanding debt securities of any series necessary to waive any covenant or past default.

Holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive certain past defaults and may waive compliance by us with certain of the restrictive covenants described above with respect to the debt securities of that series.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, the indenture generally provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of the series or depositing with the trustee, after the outstanding debt securities have become due and payable, or will become due and payable within one year or will be called for redemption within one year, cash sufficient to pay at stated maturity or redemption all of the outstanding debt securities of the series and all other sums payable under the indenture with respect to the series.

In addition, unless otherwise indicated in an applicable prospectus supplement, the indenture generally provides that we may:

(a) be discharged from our obligations in respect of the debt securities of a series (“defeasance and discharge”), or

(b) cease to comply with specified restrictive covenants (“covenant defeasance”), including those described under “—Mergers and sales of assets”;

and the omission will not be an event of default with respect to the debt securities of that series, in each case at any time prior to the stated maturity or redemption thereof, if we irrevocably deposit with the trustee, in trust:

(i) sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series, or

(ii) that amount of direct obligations of, or obligations the principal of, premium, if any, and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series.

The defeasance and discharge and covenant defeasance described above are effective only if, among other things, we deliver an opinion of counsel provided for in the indenture.

Upon the defeasance and discharge, the holders of the debt securities of the series will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the debt securities of the series and replacement of lost, stolen or mutilated debt securities and may look only to the deposited funds or obligations for payment.

The Trustee Under the Indenture

The trustee under the indenture, and/or one or more of its respective affiliates, may be lenders under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. The trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest, as defined in the Trust Indenture Act of 1939, as amended, it must eliminate the conflict or resign.

The trustee will perform only those duties that are specifically set forth in the indenture, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors on our own or its behalf in those jurisdictions where we are, or it is, authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our or its agents to solicit offers by institutions to purchase the securities from us or it at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

One or more of the underwriters, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

Where You Can Find More Information

We file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website on the Internet at www.sec.gov. We also maintain a website at www.cedc.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our or the SEC’s website, and you should not consider it to be a part of this prospectus.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document the we filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008 (file no. 000-24341);

•	our current reports on Form 8-K, filed with the SEC on January 11, 2008 and February 8, 2008 (file no. 000-24341);

•

the information in our proxy statement on Schedule 14A, filed with the SEC on March 27, 2007 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007 (file no. 000-24341);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 21, 1998, including any amendments or reports filed for the purpose of updating such description (file no. 000-24341); and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a copy of these filings, at no cost, by writing us at Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, Attention: Investor Relations, or telephoning us at (610) 660-7817.

Legal Matters

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007 incorporated by reference in this Base Prospectus to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered office of PricewaterhouseCoopers Sp. z o.o. Warsaw, Al. Armii Ludowej 14.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION